Mateon and Oncotelic Report on Continuing Integration of the two Businesses

-Relocation of Corporate Headquarters

-Introduction of Amit Shah as incoming CFO

-Presentation of Integrated Pipeline at BIO2019

AGOURA HILLS, CA, June 10, 2019 – Mateon Therapeutics, Inc. (OTCQB: MATN), a biopharmaceutical company developing investigational drugs for the treatment of orphan oncology indications, announced today that it had relocated its corporate headquarters to 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301.

On April 22, 2019, Mateon and Oncotelic, Inc. (Oncotelic) completed a reverse merger transaction under which Mateon issued new shares of common and preferred stock to the former Oncotelic stockholders. Following the transaction, former Oncotelic stockholders own approximately 85% of the outstanding equity of the combined company, and former Mateon stockholders own approximately 15% of the outstanding equity.

In connection with the relocation of the corporate headquarters, Amit Shah will be appointed as Chief Financial Officer effective July 1, 2019. Until that time, Mr. Shah will provide his services to the Company as an independent contractor. Prior to working with and joining Mateon, Mr. Shah served as the CFO of Pioneer Medical Group, an Independent Medical Association, and Eagle Business Services. Prior to Pioneer, he served as the CFO of Marina Biotech, Inc. Prior to Marina, he served as Senior Director of Finance – ERP, at Young’s Market Company. Prior to Young’s, he was the Vice President of Finance & Accounting, and Acting Chief Financial Officer, of Insightra Medical Inc. Mr. Shah also previously served as VP Finance and Acting Chief Financial Officer at IgDraSol Inc., as Corporate Controller & Director of Finance at ISTA Pharmaceuticals, as Corporate Controller at Spectrum Pharmaceuticals, and Controller/Senior Manager Internal Audits at Caraco Pharmaceuticals Laboratories. Mr. Shah received a Bachelor’s of Commerce degree from the University of Mumbai and is an Associate Chartered Accountant from The Institute of Chartered Accountants of India. Mr. Shah is also an inactive CPA from Colorado, USA.

“We are happy to have Amit join the Mateon team to establish a strong finance and accounting organization. Amit brings with him over 20 years of strong financial, accounting and auditing experience to Mateon” stated Vuong Trieu, Ph. D., CEO of Mateon.

Mr. Shah stated, “The opportunity to work with the leadership at Mateon on a new vision for building a strong finance and accounting infrastructure for Mateon, as well as growing the company through the development of the company’s product portfolio is exciting. I am equally excited to be contributing to building Mateon into a strong and growing biotech company and ultimately, a commercial organization. There are several promising therapies in our clinical pipeline that, if approved by the FDA, are potential blockbusters that would impact positively on patient health.”.

Additionally, the company attended the 2019 BIO International Convention, Philadelphia, PA, from June 3-6, 2019, a gathering of more than 16,000 global biotech and pharma leaders. The Company presented the combined Onctotelic/Mateon pipeline in Theater 1 on June 4, 2019, from 3:45 p.m. to 4:00 p.m. In addition, the company had more than 65 highly productive meetings with potential strategic partners and is evaluating opportunities for partnering of OT-101/CA4P/OXi4503 for various territories, including China.

“I feel a strong sense of conviction that TGF-beta therapeutics are coming of age, especially with the FDA acceptance of Celgene/Acceleron NDA for their TGF-beta inhibitor for the treatment of β-thalassemia and myelodysplastic syndrome” said Dr. Trieu. “We thank our shareholders for their support as we look to move our TGF-beta inhibitor through its phase 3 clinical development and bring it to patients.”

About OT-101

OT-101 is a first-in-class RNA therapeutic targeting TGF beta that exhibited single-agent activity in relapsed/refractory cancer patients in clinical trial settings. In particular, the deep and durable objective responses achieved in patients with recurrent/refractory difficult-to-treat forms of brain tumors suggest that new treatment strategies leveraging the clinical anti-tumor activity of this first-in-class RNA therapeutic may favorably change the therapeutic landscape for many difficult-to-treat cancer types.

About the company’s Self-Immunization Protocol (SIP©)

The company’s self-immunization protocol (SIP©) is based on the novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-β2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for the initial immune priming event, which is critical for a successful immune response.

About Mateon Therapeutics

Mateon Therapeutics is a cancer immunotherapy company dedicated to the development of first in class self-immunization protocol (SIP) candidates for difficult to treat cancers. The company’s proprietary SIP candidates offer advantages over other immunotherapies because they do not require extraction of the tumor or isolation of the antigens, and they have the potential for broad-spectrum applicability for multiple cancer types. The company’s proprietary product candidates have shown promising clinical activity in phase 2 trials for the treatment of gliomas and pancreatic cancers. The management team was responsible for the development of Abraxane as chemotherapeutic agents for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has $1B in sales annually and Cynviloq, a next-generation Abraxane, was acquired by NantPharma for $1.3B. Oncotelic will leverage its deep expertise in oncology and RNA therapeutic drug development to promote the eventual cure and eradication of cancers. For more information, please visit www.oncotelic.com and www.mateon.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans, and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019, and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events or otherwise.

Contact Information:

Matthew M. Loar

Email: ir@mateon.com